                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            TELETECH HOLDINGS, INC.,

                              NG ACQUISITION CORP.

                                       AND

                           NEWGEN RESULTS CORPORATION


                           DATED AS OF AUGUST 21, 2000

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                                TABLE OF CONTENTS

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                                                                                                      Page
ARTICLE I DEFINITIONS..................................................................................2
      Section 1.1       Certain Definitions............................................................2
      Section 1.2       Terms Generally................................................................9

ARTICLE II THE MERGER..................................................................................10
      Section 2.1       The Merger.....................................................................10
      Section 2.2       Closing........................................................................10
      Section 2.3       Effective Time.................................................................10
      Section 2.4       Effects of the Merger..........................................................10
      Section 2.5       Certificate of Incorporation and Bylaws........................................10
      Section 2.6       Directors......................................................................11
      Section 2.7       Plan of Reorganization.........................................................11

ARTICLE III EFFECT OF THE MERGER ON THE STOCK OF THE
      CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES...............................................11
      Section 3.1       Effect on Stock................................................................11
      Section 3.2       Exchange of Certificates.......................................................13
      Section 3.3       Further Assurances.............................................................16

ARTICLE IV STOCKHOLDER APPROVAL; BOARD OF DIRECTORS
      RECOMMENDATION...................................................................................16
      Section 4.1       Stockholder Approval...........................................................16
      Section 4.2       Board of Directors Recommendation..............................................16

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................17
      Section 5.1       Organization, Qualification, Etc...............................................17
      Section 5.2       Capital Stock..................................................................17
      Section 5.3       Corporate Authority Relative to this Agreement; No Violation...................18
      Section 5.4       Reports and Financial Statements...............................................19
      Section 5.5       No Undisclosed Liabilities.....................................................20
      Section 5.6       No Violation of Law............................................................20
      Section 5.7       Environmental Compliance.......................................................20
      Section 5.8       Absence of Changes in Benefit Plans............................................22
      Section 5.9       ERISA Compliance...............................................................22
      Section 5.10      Absence of Certain Changes or Events...........................................23
      Section 5.11      Investigations; Litigation.........,,..........................................25
      Section 5.12      Proxy Statement/Prospectus; Registration Statement; Other Information..........26
      Section 5.13      Rights Plan....................................................................26
      Section 5.14      Lack of Ownership of Parent Common Stock.......................................26
      Section 5.15      Tax Matters....................................................................26
      Section 5.16      Opinion of Financial Advisor...................................................28
      Section 5.17      Required Vote of Company Stockholders..........................................28
      Section 5.18      Pooling of Interests...........................................................28
      Section 5.19      Insurance......................................................................28
      Section 5.20      Labor Matters; Employees.......................................................29
      Section 5.21      Material Contracts.............................................................30
      Section 5.22      Permits........................................................................32
      Section 5.23      Intellectual Property..........................................................32


      Section 5.24      Takeover Statutes..............................................................34

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............................................35
      Section 6.1       Organization, Qualification, Etc...............................................35
      Section 6.2       Capital Stock..................................................................35
      Section 6.3       Corporate Authority Relative to this Agreement; No Violation...................35
      Section 6.4       Reports and Financial Statements...............................................36
      Section 6.5       No Undisclosed Liabilities.....................................................37
      Section 6.6       No Violation of Law............................................................37
      Section 6.7       Absence of Certain Changes or Events...........................................37
      Section 6.8       Proxy Statement/Prospectus; Registration Statement; Other Information..........37
      Section 6.9       Lack of Ownership of Company Common Stock......................................38
      Section 6.10      Pooling of Interests...........................................................38
      Section 6.11      Takeover Statutes..............................................................38
      Section 6.12      Tax Matters....................................................................38

ARTICLE VII............................................................................................38
      Section 7.1       Conduct of Business by the Company or Parent...................................38
      Section 7.2       Investigation..................................................................42
      Section 7.3       Cooperation....................................................................42
      Section 7.4       Affiliate Agreements...........................................................44
      Section 7.5       Employee Stock Options, Incentive and Benefit Plans............................44
      Section 7.6       Filings; Other Action..........................................................44
      Section 7.7       Further Assurances.............................................................45
      Section 7.8       Takeover Statute...............................................................45
      Section 7.9       No Solicitation................................................................45
      Section 7.10      Public Announcements...........................................................47
      Section 7.11      Indemnification and Insurance..................................................47
      Section 7.12      Accountants'"Comfort"Letters...................................................47
      Section 7.13      Additional Reports.............................................................47
      Section 7.14      Termination of Company ESPP....................................................48

ARTICLE VIII CONDITIONS TO THE MERGER..................................................................48
      Section 8.1       Conditions to Each Party's Obligation to Effect the Merger.....................48
      Section 8.2       Conditions to Obligations of the Company to Effect the Merger..................49
      Section 8.3       Conditions to Obligations of Parent to Effect the Merger.......................50

ARTICLE IX TERMINATION; WAIVER; AMENDMENT; CLOSING.....................................................50
      Section 9.1       Termination or Abandonment.....................................................50
      Section 9.2       Termination Fee................................................................52
      Section 9.3       Amendment or Supplement........................................................53
      Section 9.4       Extension of Time, Waiver, Etc.................................................53

ARTICLE X MISCELLANEOUS................................................................................54
      Section 10.1      No Survival of Representations and Warranties..................................54
      Section 10.2      Expenses.......................................................................54
      Section 10.3      Counterparts; Effectiveness....................................................54
      Section 10.4      Governing Law..................................................................54
      Section 10.5      Notices........................................................................54
      Section 10.6      Assignment; Binding Effect.....................................................55
      Section 10.7      Severability...................................................................55
      Section 10.8      Enforcement of Agreement.......................................................56
      Section 10.9      Miscellaneous..................................................................56

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      Section 10.10     Headings.......................................................................56
      Section 10.11     Finders or Brokers.............................................................56

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER, dated as of August 21, 2000 (this "Agreement"), among TeleTech Holdings, Inc., a Delaware corporation ("Parent"), NG Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("Sub"), and Newgen Results Corporation, a Delaware corporation (the "Company").

                                    RECITALS

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company (i) have approved and have declared advisable the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth herein and (ii) have determined that the Merger and the other transactions contemplated hereby are consistent with, and in furtherance of, their respective business strategies and goals;

         WHEREAS, concurrently herewith and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement whereby they are agreeing to vote in favor of the approval and adoption of this Agreement (the "Primary Voting Agreement");

         WHEREAS, concurrently herewith and as a condition and inducement to Parent's willingness to enter into this Agreement, the stockholders of the Company identified on Schedule 1 hereto (the "Principal Stockholders") are entering into a voting agreement whereby they are agreeing to vote in favor of the approval and adoption of this Agreement subject to certain conditions (the "Secondary Voting Agreement," and, together with the Primary Voting Agreement, the "Voting Agreements");

         WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties to this Agreement intend to adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations; and

         WHEREAS, for financial accounting purposes, it is intended that the Merger will be accounted for as a pooling of interests transaction.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 CERTAIN DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the meanings set forth or referenced below.

         "Affiliate" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

         "Agreement" shall have the meaning set forth in the introductory paragraph.

         "APB No. 16" shall have the meaning set forth in Section 7.1(a)(xii).

         "Average Closing Price" shall have the meaning set forth below in the definition of "Parent's Closing Date Price."

         "Certificate of Merger" shall have the meaning set forth in
Section 2.3.

         "Certificates" shall have the meaning set forth in Section 3.1(b).

         "Change in Company Recommendation" shall have the meaning set forth in
Section 4.2.

         "Clean-up" shall mean removal or remediation of, or other response to (including, without limitation, testing, monitoring, sampling or investigating of any kind) any Release or Contamination, to the satisfaction of all applicable governmental agencies, in compliance with Environmental Laws and in compliance with good commercial practice.

         "Closing" shall have the meaning set forth in Section 2.2.

         "Closing Date" shall have the meaning set forth in Section 2.2.

         "Code" shall have the meaning set forth in the Recitals.

         "Common Exchange Ratio" shall have the meaning set forth in Section 3.1(b).

         "Company" shall have the meaning set forth in the introductory paragraph.


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         "Company Acquisition" shall mean a merger, consolidation, business combination, recapitalization or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction do not hold (directly or indirectly) at least 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or a parent entity following such transaction.

         "Company Benefit Plans" has the meaning set forth in Section 5.8.

         "Company Common Stock" shall have the meaning set forth in Section 5.2.

         "Company Disclosure Letter" shall mean the disclosure letter delivered by the Company to Parent concurrently with entry into this Agreement.

         "Company ESPP" shall have the meaning set forth in Section 3.1(f).

         "Company Options" shall have the meaning set forth in Section 3.1(d).

         "Company Option Plans" shall have the meaning set forth in Section 3.1(d).

         "Company Recommendation" shall have the meaning set forth in Section
4.2.

         "Company Required Approvals" shall have the meaning set forth in
Section 5.3.

         "Company SEC Reports" shall have the meaning set forth in Section
5.4(a).

         "Company Stockholders Meeting" shall have the meaning set forth in
Section 4.1(a).

         "Company Termination Fee" shall have the meaning set forth in Section 9.2.

         "Company Termination Fee Event" shall have the meaning set forth in
Section 9.2.

         "Computer Programs" shall mean (a) any and all computer software programs and software development tools, including all source and object code,
(b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) all domain names and the content contained on the respective Internet site(s) and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

         "Confidentiality Agreement" shall have the meaning set forth in Section 7.2.

         "Contamination" shall mean the presence of any Hazardous Material at, on, or under any real property.

         "Damages" shall mean, collectively, losses, Liabilities, Liens, costs, damages, claims and expenses (including reasonable fees and disbursements of counsel, consultants or experts and

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expenses of investigation) and, without limiting the generality of the foregoing, with regard to environmental matters shall also include specifically response costs, corrective action costs, natural resource damages, costs to comply with orders or injunctions, damages or awards for property damage or personal injury, fines, penalties and costs for testing, remediation or cleanup costs, including those related to administrative review of site remediation.

         "DGCL" shall mean the Delaware General Corporation Law, as amended.

         "Effective Time" shall have the meaning set forth in Section 2.3.

         "Employment Agreements" shall mean collectively those employment agreements of even date herewith by and between the Company and respectively, Samuel Simkin, Gerald Benowitz and Leslie Silver.

         "Environmental Laws" shall mean all federal, state, local and municipal Laws in existence, enacted or in effect at or prior to Closing relating to pollution or protection of public health and safety, the workplace and the environment, including, without limitation, Laws relating to Releases, threatened Releases or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, labeling, advertising, sale, display or handling of Hazardous Materials. "Environmental Laws" shall include, but not be limited to the following statutes and all rules and regulations relating thereto, all as amended and modified from time to time:

                  (a) The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601-9675; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Sections 6901-6991; the Clean Water Act 33 U.S.C. Section 1321 et seq.; the Clean Air Act 42 U.S.C. Sections 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
Section 136 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2671; and the Food, Drug and Cosmetic Act, and

                  (b) all similar state and local laws, statutes, codes, ordinances, regulations and rules.

         "Environmental Permits" shall have the meaning set forth in Section 5.7(b).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall have the meaning set forth in Section 3.2(a).

         "Exchange Fund" shall have the meaning set forth in Section 3.2(a).

         "Former Real Property" shall have the meaning set forth in Section 5.7(a).

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         "GAAP" shall mean generally accepted accounting principles, as in effect in the United States, from time to time.

         "Governmental Authority" shall mean any agency, public or regulatory authority, instrumentality, department, commission, court, ministry, tribunal or board of any government, whether foreign or domestic and whether national, federal, provincial, state, regional, local or municipal.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "Hazardous Materials" shall mean those materials that are regulated by or form the basis of liability under Environmental Laws and includes, without limitation, (a) all substances identified under any Environmental Law as a pollutant, contaminant, hazardous substance, liquid, industrial or solid or hazardous waste, hazardous material or toxic substance, dangerous substance or dangerous good, (b) petroleum or petroleum derived substance or waste, (c) asbestos or asbestos-containing material, (d) PCBs or PCB-containing materials or fluids, (e) any other substance with respect to which a Governmental Authority may require environmental investigation or remediation and (f) any radioactive material or substance.

         "Income Tax Regulations" means the Income Tax Regulations issued by the Department of the Treasury, as amended from time to time.

         "Indebtedness" shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) and including earn-out or similar contingent purchase amounts, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under lease, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (f) all guarantees by such Person of obligations of others.

         "Indemnified Parties" shall have the meaning set forth in Section 7.11.

         "Intellectual Property" shall mean all intellectual property rights used in the business of the Company, including: all patents and patent applications; trademarks, trademark registrations and applications; all service marks, service mark registrations and applications, logos, designs, proprietary rights, slogans and general intangibles of like nature, together with all goodwill related to the foregoing; all trade names, copyrights, copyright registrations and applications; Computer Programs; all product plans, technology, process engineering, drawings, schematic drawings, secret processes; proprietary knowledge, including without limitation, trade secrets, know-how, confidential confirmation, proprietary processes and formulae.

         "IRS" means the Internal Revenue Service or any successor entity.

         "Knowledge" with respect to any particular representation or warranty contained in this Agreement, when used to apply to the "Knowledge" of the Company, shall be deemed to be followed by the phrase "after due inquiry" and shall mean the actual knowledge or conscious awareness after due inquiry of any officer or employee of the Company with managerial or higher responsibility for the subject matter of such representation.

         "Laws" shall mean statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions and decrees, of a Governmental Authority.

         "Liabilities" shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured, or of any other nature.

         "Licenses" shall have the meaning set forth in Section 5.23(d).

         "Lien" shall mean any security interest, lien, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature and in the case of securities any put, call, preemptive or similar right of a third party with respect to such securities.

         "Material Adverse Effect" with respect to the Company, shall mean any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is or would reasonably be expected to be materially adverse to the business, capitalization, condition (financial or otherwise), operations, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that the Company's failure to meet published third-party forecasts or revenue or earnings predictions shall not by itself constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect.

         "Material Adverse Effect" with respect to Parent, shall mean any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is or would reasonably be expected to be materially adverse to the business, capitalization, condition (financial or otherwise), operations, assets or liabilities of Parent and its Subsidiaries, taken as a whole; provided, however, that Parent's failure to meet published third-party forecasts or revenue or earnings predictions shall not by itself constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect.

         "Material Contracts" shall have the meaning set forth in Section 5.21.

         "Merger" shall have the meaning set forth in the Recitals.

         "Merger Consideration" shall have the meaning set forth in Section 3.1(b).

         "Nasdaq" means the Nasdaq National Market.

         "National Priorities List" shall have the meaning set forth in Section 5.7(e).

         "Notice of Superior Proposal" shall have the meaning set forth in
Section 7.9(b).

         "Parent" shall have the meaning set forth in the introductory paragraph.

         "Parent Common Stock" shall have the meaning set forth in Section 6.2.

         "Parent Disclosure Letter" shall mean the disclosure letter delivered by Parent to the Company concurrently with entry into this Agreement.

         "Parent ESPP" shall have the meaning set forth in Section 3.1(f).

         "Parent Required Approvals" shall have the meaning set forth in Section 6.3.

         "Parent SEC Reports" shall have the meaning set forth in Section 6.4.

         "Parent's Closing Date Price" shall mean the average closing price of Parent Common Stock as reported on Nasdaq for the 20 consecutive trading days through and including the trading day two trading days prior to the Closing Date (the "Average Closing Price"); provided, however, that in the event that the Average Closing Price is less than $22.50, then Parent's Closing Date Price shall be $22.50; and further provided, however, that in the event that the Average Closing Price is greater than $37.50, then Parent's Closing Date Price shall be $37.50.

         "PCBs" shall have the meaning set forth in Section 5.7(d).

         "Permits" shall have the meaning set forth in Section 5.22.

         "Person" shall mean any natural person, corporation, business trust, joint venture, association, company, firm, partnership or other entity or government or Governmental Authority.

         "Primary Voting Agreement" shall have the meaning set forth in the Recitals.

         "Principal Stockholders" shall have the meaning set forth in the Recitals.

         "Proxy Statement/Prospectus" shall have the meaning set forth in
Section 5.12.

         "Purchase Rights" shall have the meaning set forth in Section 3.1(f).

         "Qualifying Change in Company Recommendation" shall have the meaning set forth in Section 4.2.

         "Real Property" shall have the meaning set forth in Section 5.7(a).

         "Registration Statement" shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger.

         "Regulatory Action(s)" shall mean any claim, demand, action or proceeding brought or instigated by any Governmental Authority in connection with any Environmental Law (including without limitation civil, criminal or administrative proceedings), whether or not seeking costs, damages, penalties or expenses.

         "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release or threatened release, however defined, and whether intentional or unintentional, of any Hazardous Material.

         "SEC" shall mean the Securities and Exchange Commission or any successor entity.

         "Secondary Voting Agreement" shall have the meaning set forth in the Recitals.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Sub" shall have the meaning set forth in the introductory paragraph.

         "Subsidiaries" shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by the Company or Parent, as the case may be.

         "Superior Proposal" shall mean a bona fide Takeover Proposal not solicited by the Company in violation of Section 7.9 made by a third party on terms that a majority of the members of the Board of Directors of the Company who are unaffiliated with such third party determines in their good faith judgment (after considering the advice of an independent financial advisor and outside counsel, taking into account, among other things, all known legal, financial, regulatory and other aspects of the Takeover Proposal) are more favorable to the stockholders of the Company than the transactions contemplated hereby (including any amendments hereto) and for which any required financing is committed or which, in the good faith judgment of a majority of such members (after consultation with any independent financial advisor), is reasonably capable of being financed by such third party and which in the good faith judgment of a majority of such members is reasonably capable of being completed.

         "Surviving Corporation" shall have the meaning set forth in
Section 2.1.

         "Takeover Proposal" shall mean any proposal or offer contemplating any transaction or series of related transactions (other than the transactions contemplated by this Agreement) that constitutes (A) an acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 25% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction do not hold, directly or indirectly, at least 75% of the equity interests in the surviving or resulting entity of such transaction or in any parent entity immediately following such transaction, (B) any sale, exchange, transfer or other disposition of any business or businesses or assets that constitute or account for 25% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries taken as a whole or (C) any liquidation or dissolution of the Company having similar effect to the foregoing.

         "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, transfer, license, payroll, withholding, social security, franchise, unemployment insurance, workers' compensation, employer health tax, Built-in Gain Tax or other taxes, imposed by any Governmental Authority and shall include any interest, penalties or additions to tax attributable to any of the foregoing.

         "Third Party Environmental Claim(s)" shall mean third party claims, actions, demands or proceedings (other than Regulatory Actions) based on negligence, trespass, strict liability, nuisance, toxic tort or detriment to human health or welfare due to any Release of Hazardous Materials or Contamination, and whether or not seeking costs, damages, penalties or expenses.

         "Voting Agreements" shall have the meaning set forth in the Recitals.

         "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

         "Window Period" shall mean the period of time commencing on the date of this Agreement and ending at midnight Pacific Daylight Time on September 11, 2000, unless the Company shall have furnished to Parent a Notice of Superior Proposal in accordance with Section 7.9(b)(iii) during the final 60 hours of such period, in which case the Window Period shall be extended beyond such time and shall end 60 hours following Parent's receipt of such Notice of Superior Proposal.

         Section 1.2 TERMS GENERALLY. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation" even if not actually followed by such phrase unless the context expressly provides otherwise. All references herein to Articles, Sections, paragraphs, Exhibits and Schedules shall be deemed references to this Agreement unless the context shall otherwise require. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any section, Exhibit or Schedule and terms defined in any section, Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other section, Exhibit or Schedule. The words "herein," "hereof," "hereto" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

                                   ARTICLE II
                                   THE MERGER

         Section 2.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall be the surviving corporation (the "Surviving Corporation"), shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL and shall become a wholly-owned subsidiary of Parent.

         Section 2.2 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Hogan & Hartson L.L.P., 1200 17th Street, Suite 1500, Denver, Colorado 80202.

         Section 2.3 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger.

         Section 2.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

         Section 2.5 CERTIFICATE OF INCORPORATION AND BYLAWS. At the Effective Time, subject to the provisions of Section 7.11, the Certificate of Incorporation of the Company shall be amended and restated to be the same in substance as the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time (except that the name of the Company will remain unchanged), and said amended and restated Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation. At the Effective Time, subject to the provisions of Section 7.11, the Bylaws of the Company shall be amended and restated to be the same in substance as the Bylaws of Sub as in effect immediately prior to the Effective Time, and such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended.

         Section 2.6 DIRECTORS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting of stockholders of the Surviving Corporation (or their earlier resignation or removal) and until their respective successors are duly elected and qualified, as the case may be.

         Section 2.7 PLAN OF REORGANIZATION. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Income Tax Regulations.


                                   ARTICLE III
              EFFECT OF THE MERGER ON THE STOCK OF THE CONSTITUENT
                     CORPORATIONS; EXCHANGE OF CERTIFICATES

         Section 3.1 EFFECT ON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Company or Sub:

                  (a) CANCELLATION OF COMPANY STOCK AND PARENT-OWNED STOCK. Each share of Company Common Stock that is owned directly by the Company or by Parent or any of their wholly-owned Subsidiaries, if any, shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

                  (b) CONVERSION OF COMPANY COMMON STOCK. Subject to Sections 3.1(e) and 3.2(e), each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 3.1(a)) shall be converted into the right to receive that number of fully paid and non-assessable shares of Parent Common Stock determined by dividing $18.00 by Parent's Closing Date Price (the "Common Exchange Ratio"), which number of shares of Parent Common Stock (together with any cash in lieu of a fractional share as provided in Section 3.2(e)) shall constitute the "Merger Consideration." As of the Effective Time and without any action on the part of the holders thereof, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration and (ii) certain dividends and other distributions in accordance with Section 3.2(c).

                  (c) CONVERSION OF COMMON STOCK OF SUB. Each issued and outstanding share of common stock, par value $0.01 per share, of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                  (d) COMPANY OPTIONS. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each, a "Company Option") under the 1998 Equity Incentive Plan, the 1996 Equity Incentive Plan, the Non-Employee Directors Stock Option Plan (the "Company Option Plans") or any stock option agreements to which the Company is a party, whether or not vested, shall be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions of such Company Options immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions and provisions regarding the acceleration of vesting on certain transactions, other than the transactions contemplated by this Agreement), except that (i) each Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Common Exchange Ratio, rounded up to the nearest whole cent. Parent shall comply with the terms of all such Company Options and use its best reasonable efforts to ensure, to the extent required by and subject to the provisions of, the Company Option Plans, and to the extent permitted under the Code, that any Company Options that qualified for tax treatment as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time. Parent represents that it has taken all corporate actions necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of assumed Company Options on the terms set forth in this
Section 3.1(d).

                  (e) ADJUSTMENTS TO COMMON EXCHANGE RATIO. The Common Exchange Ratio and any other applicable numbers or amounts shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into or exercisable or exchangeable for Parent Common Stock or Company Common Stock), extraordinary dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

                  (f) EMPLOYEE STOCK PURCHASE PLAN. At the Effective Time, the Company's 1998 Employee Stock Purchase Plan (the "Company ESPP") shall terminate in accordance with its terms, and the participants' accumulated payroll deductions shall be used to purchase shares of Company Common Stock under the Company ESPP ("Purchase Rights") which shares shall be converted (in accordance with the Common Exchange Ratio) into shares of Parent Common Stock. Parent agrees that, as soon as practicable after the Effective Time, Company's employees shall be entitled to participate in the employee stock purchase plan sponsored by Parent (the "Parent ESPP"), subject to the terms and conditions of the Parent ESPP, and that service with

Company shall be treated as service with Parent for determining eligibility of Company's employees under the Parent ESPP.

         Section 3.2       EXCHANGE OF CERTIFICATES.

                  (a) EXCHANGE AGENT. Prior to the Closing Date, Parent shall enter into an agreement with such bank or trust company as may be designated by Parent and as shall be reasonably satisfactory to the Company to act as exchange agent for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III, through the Exchange Agent, Parent certificates representing the number of whole shares of Parent Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. Parent shall also make available to the Exchange Agent, from time to time as required after the Effective Time, cash necessary to pay dividends and distributions in accordance with Section 3.2(c) and to make payments in lieu of any fractional shares in accordance with Section 3.2(e). Any certificates of Parent Common Stock and cash deposited with the Exchange Agent as provided above shall hereinafter be referred to as the "Exchange Fund."

                  (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, but no later than 10 days thereafter, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted into the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Parent certificate representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article III, certain dividends or other distributions in accordance with
Section 3.2(c) and cash in lieu of any fractional share in accordance with
Section 3.2(e) and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other non-income taxes required by reason of the issuance of shares of Parent Common Stock to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article III, and if applicable, certain dividends or other distributions in accordance with Section 3.2(c).
No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

                  (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 3.2(e), and all such dividends, other distributions and cash in lieu of fractional shares of Parent Common Stock shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article III. Subject to the effect of applicable escheat or similar laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 3.2(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock. Parent shall make available to the Exchange Agent cash for these purposes.

                  (d) NO FURTHER OWNERSHIP RIGHTS IN THE COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been authorized or made by the Company on such shares of Company Common Stock that remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this
Article III, except as otherwise provided by law.

                  (e)      NO FRACTIONAL SHARES.

                           (i)      No certificates or scrip representing
fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

                           (ii)     As promptly as practicable following the
Effective Time, Parent shall pay to each former holder of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled by (B) Parent's Closing Date Price.

                           (iii)    As soon as practicable after the
determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent will make available such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 3.2(c).

                  (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this
Article III shall thereafter look only to Parent for payment of their claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock.

                  (g) NO LIABILITY. None of Parent, the Company, Sub, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund in each case properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to seven years after the Effective Time. and shall not previously have been required to be escheated to or become the property of any Governmental Authority, any such Merger Consideration or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

                  (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

                  (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or Parent may direct as indemnity against any claim that may be made against either of them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, in each case pursuant to this Agreement.

                  (j) WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

         Section 3.3 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                   ARTICLE IV
             STOCKHOLDER APPROVAL; BOARD OF DIRECTORS RECOMMENDATION

         Section 4.1 STOCKHOLDER APPROVAL. Subject to the terms and conditions contained herein, as soon as reasonably practicable following the effectiveness of the Registration Statement, this Agreement shall be submitted for approval to the holders of shares of Company Common Stock entitled to vote thereon at a meeting to be duly held for this purpose by the Company (the "Company Stockholders Meeting").

         Section 4.2 BOARD OF DIRECTORS RECOMMENDATION. The Board of Directors of the Company shall recommend approval of this Agreement by the stockholders of the Company (the "Company Recommendation"), and shall not withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent such recommendation or take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in Company Recommendation"); provided the foregoing shall not prohibit disclosure (and such disclosure shall not be deemed to be a Change in Company Recommendation) of factual information regarding the business, financial condition or results of operations of the Company or Parent or the fact that a Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement/Prospectus or otherwise; and, provided further, that the Board of Directors of the Company may make a Change in Company Recommendation (a) pursuant to Section 7.9 hereof (a "Qualifying Change in Company Recommendation") or (b) if the Board of Directors of the Company otherwise concludes in good faith, after consultation with its outside legal counsel, that the Change in Company Recommendation is required in order for the Board of Directors of Company to comply with its fiduciary obligations to the Company's stockholders under applicable law. Notwithstanding any Change in Company Recommendation, this Agreement shall be submitted to the stockholders of the Company at the Company Stockholders Meeting for the purpose of adopting and approving this Agreement; provided that this Agreement shall not be required to be submitted to the stockholders of the Company at the Company Stockholders Meeting if this Agreement has been terminated pursuant to Section 9.1 hereof.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Sub that the statements contained in this Article V are true and correct as of the date of this Agreement, subject to such exceptions as are disclosed in writing in the Company Disclosure Letter, which disclosure shall provide an exception to or otherwise qualify the representations and warranties of the Company contained in the Section of this Agreement corresponding by number to such disclosure, as well as the other representations and warranties of the Company herein to the extent that the specific disclosure could be reasonably interpreted to apply to any such representations and warranties.

         Section 5.1 ORGANIZATION, QUALIFICATION, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. The Company has furnished to Parent true, correct and complete copies of the Company's certificate of incorporation and bylaws as in full force and effect on the date hereof. SCHEDULE 5.1 of the Company Disclosure Letter lists all of the Company's Subsidiaries. All of the Company's Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and each has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of the Company's Subsidiaries are validly issued, fully paid and non-assessable and are owned by the Company, directly or indirectly, free and clear of all Liens. Except as set forth on SCHEDULE 5.1 of the Company Disclosure Letter, there are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, any Subsidiaries of the Company (other than rights of first refusal, preemptive rights or similar rights held by the Company with respect to such Subsidiaries).

         Section 5.2 CAPITAL STOCK. As of the date of this Agreement, the authorized stock of the Company consists of 28,000,000 shares of common stock, par value $.001 per share ("Company Common Stock") and 2,000,000 shares of preferred stock, par value $0.001 per share ("Company Preferred Stock"). As of the date of this Agreement, 10,535,464 shares of Company Common Stock, were issued and outstanding and no shares of Company Common Stock were held in treasury or by any Subsidiary of the Company. As of the date of this Agreement, no shares of Company Preferred Stock were issued and outstanding. All the outstanding shares of Company Common Stock are duly authorized, validly issued and are fully paid and non-assessable. As of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating the Company to issue any shares of its capital stock other than Company Options to receive or acquire 1,213,559 shares of Company Common Stock granted on or prior to the date of this Agreement pursuant to the Company Option Plans and Company Options to acquire 80,000 shares of the Company Common Stock granted outside of the Company Option Plans. As of the date of this Agreement, no changes in Company Common Stock have occurred since June 30, 2000 except as follows: (1) 311,431 shares of Company Common Stock were issued pursuant exercise of Company Options and (2) options to purchase 47,375 shares of Company Common Stock were granted. SCHEDULE 5.2 of the Company Disclosure Letter sets forth a complete and correct list, as of June 30, 2000 of (i) the name of each holder of outstanding Company Options,
(ii) the name of each holder of any other rights to purchase or to receive Company Common Stock granted under the Company Option Plans, (iii) the number of shares of Company Common Stock subject to each Company Option, (iv) the exercise prices thereof and (v) the name of the Company Option Plan pursuant to which such Company Options were issued. Except as set forth in this
Section 5.2 or disclosed on SCHEDULE 5.2 of the Company Disclosure Letter or as otherwise specifically contemplated by this Agreement, as of the date of this Agreement (x) there are not issued, reserved for issuance or outstanding
(A) any shares of capital stock or other voting securities of the Company or any of its Subsidiaries (other than shares of capital stock or other voting securities of such Subsidiaries that are directly or indirectly owned by the Company), (B) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of, or other ownership interests in, the Company or any of its Subsidiaries or (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or other voting securities of, or ownership interests in, the Company or any of its Subsidiaries, (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities and (z) the Company is not a party to any voting agreement, registration rights agreement or other similar agreement with respect to any of its securities. Neither the Company nor any Subsidiary is a party to or sponsor of any phantom stock plans, stock appreciation rights plans, phantom stock agreement or stock appreciation rights agreements.

         Section 5.3 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION. The Company has the requisite corporate power and authority to enter into this Agreement and (subject to the approval of this Agreement by the stockholders of the Company as provided herein) to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the approval of this Agreement by the stockholders of the Company as provided herein, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. The Board of Directors of the Company has determined that the transactions contemplated by this Agreement are in the best interest of the Company and its stockholders and to recommend to such stockholders that they vote in favor of the adoption and approval of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding agreement of the other parties hereto, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). The Company is not subject to or obligated under any charter or bylaw provision, or subject to any order or decree, that would be breached or violated by its executing or, subject to the adoption and approval of this Agreement by the Company's stockholders, carrying out this Agreement. The execution and carrying out of this Agreement by the Company will not breach or violate any contract provision or agreement evidencing indebtedness or any license, franchise or permit, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Other than in connection with or in compliance with any provisions of the DGCL, the Securities Act, the Exchange Act, the HSR Act and the securities or blue sky laws of the various states that require the authorization, consent or approval of, or filing with, any Governmental Authority prior to the Effective Time in connection with the Merger (collectively, the "Company Required Approvals"), no authorization, consent or approval of, or filing with, any Governmental Authority or any non-governmental third party is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or substantially impair or delay the consummation of the transactions contemplated hereby.

         Section 5.4 REPORTS AND FINANCIAL STATEMENTS. The Company has previously made available to Parent (including through the SEC's EDGAR system) true and complete copies of: (a) the Company's Annual Report on Form 10-K filed with the SEC for the year ended December 31, 1999; (b) the Company's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2000; (c) the definitive proxy statement filed by the Company with the SEC on or about May 1, 2000; (d) the final prospectus filed by the Company with the SEC with respect to its initial public offering; and (e) all Current Reports on Form 8-K filed by the Company with the SEC since December 31, 1999. As of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), such reports, proxy statements and prospectuses (individually a "Company SEC Report" and collectively, the "Company SEC Reports") (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Reports (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto, and except that unaudited statements do not contain footnotes in substance or form required by GAAP, as is permitted by Form 10-Q of the Exchange Act) and fairly presented the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments). Since the date of the effectiveness of the final prospectus for the Company's initial public offering, the Company has timely filed all reports and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

         Section 5.5       NO UNDISCLOSED LIABILITIES. Except as set forth in
SCHEDULE 5.5 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in any of the Company SEC Reports and (b) liabilities or obligations incurred in the ordinary course of business and consistent with past practices and that are not reasonably likely to have a Material Adverse Effect on the Company.

         Section 5.6 NO VIOLATION OF LAW. The businesses of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Laws except (a) as described in any of the Company SEC Reports filed and publicly available prior to the date hereof and (b) for violations or possible violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

         Section 5.7       ENVIRONMENTAL COMPLIANCE.

                  (a) (i) The Company and all real property owned, operated or leased by the Company ("Real Property") is currently, and at all times during the Company's ownership or operation of its business has been, in compliance with all applicable Environmental Laws and (ii) at all times during the period of the Company's ownership, tenancy, or operation of the Real Property or any real property formerly owned, operated, or leased by the Company ("Former Real Property"), there has not been any Contamination or Release at, on, under or from the Real Property, except any such Release or Contamination permitted by, and made in accordance with, applicable Environmental Laws and which will not have a Material Adverse Effect on the Company. To the Knowledge of the Company, at all times prior to the Company's ownership or operation of the Real Property, there did not occur any Contamination or Release at, on, under or from the Real Property, except any such Contamination or Release permitted by, and made in accordance with, applicable Environmental Laws and which will not have a Material Adverse Effect on the Company.

                  (b) The Company has obtained and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations necessary to conduct the activities and business of the Company as currently conducted and to own or operate the Real Property (collectively the "Environmental Permits"). The Company has conducted its activities and business in compliance in all material respects with all terms and conditions of any Environmental Permits. The Company has filed all reports and notifications required to be filed under applicable Environmental Laws, and timely filed applications for all Environmental Permits, except for those where the failure to file would not have a Material Adverse Effect on the Company. All of the Environmental Permits are transferable and none require consent, notification, or other action to remain in full force and effect following consummation of the transaction contemplated hereby.

                  (c) The Company has not received any notice that any Third Party Environmental Claims or Regulatory Actions have been asserted or assessed against the Company or the Real Property or any Former Real Property and no Third Party Environmental Claims or Regulatory Actions are pending or, to the Knowledge of the Company, threatened, against the Company, the Former Real Property or the Real Property arising out of or due to, or allegedly arising out of or due to, (i) the Release of any Hazardous Materials; (ii) any Contamination of the Real Property, including, without limitation, the presence of any Hazardous Material which has come to be located on or under the Real Property from another location; (iii) any violation or alleged violation of any Environmental Law with respect to the Real Property, the Former Real Property, or the activities of the Company; (iv) any injury to human health or safety or to the environment by reason of the past or present condition of, or past or present activities on or under, the Real Property or the Former Real Property; or (v) the generation, manufacture, storage, treatment, handling, transportation or other use, however defined, of any Hazardous Material by or for the Company on or off the Real Property.

                  (d) Except as set forth on SCHEDULE 5.7(d) of the Company Disclosure Letter, no polychlorinated biphenyls ("PCBs"), asbestos or asbestos containing materials, radon, urea formaldehyde or radioactive materials are present at the Real Property.

                  (e) The Company has not transported or arranged for the treatment, disposal, or transportation of any Hazardous Materials to any location (i) which is listed on the Environmental Protection Agency's National Priorities List (the "National Priorities List"); (ii) which is listed on the Comprehensive Environmental Response, Compensation, Liability Information System or on any similar state list; or (iii) which may lead to claims against Parent for damages to natural resources, personal injury, Clean-up costs or Clean-up work, including, but not limited to, claims under CERCLA.

                  (f) None of the Real Property or Former Real Property is listed in the National Priorities List or any other list, schedule, log, inventory or record, however defined, maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Material or any Contamination. To the Knowledge of the Company, no part of the Real Property or Former Real Property was ever used, nor is it now being used (i) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Materials which requires a permit under Environmental Laws; or (ii) as a gasoline service station. There are no and never have been any underground improvements or above ground tanks on the Real Property used for the storage of Hazardous Materials.

                  (g) The Company has furnished to Parent copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Real Property, compliance with Environmental Laws, or any other real property that the Company or its Subsidiaries formerly owned, operated, or leased. Any information the Company has furnished to Parent concerning the environmental condition of the Real Property, the Former Real Property or the operations of the Company related to compliance with Environmental Laws is accurate and complete.

                  (h) No authorization, notification, recording, filing, consent, waiting period, remediation, investigation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby.

         Section 5.8 ABSENCE OF CHANGES IN BENEFIT PLANS. Except as described on SCHEDULE 5.8 of the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Company SEC Reports filed and publicly available prior to the date hereof, there has not been (a) any adoption or amendment by the Company or any of its Subsidiaries of any employment agreement with any director, officer or employee of the Company or any of its Subsidiaries or of any collective bargaining agreement or (b) any adoption or amendment of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, arrangement or understanding providing compensation or benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, the "Company Benefit Plans"), or any change in any actuarial or other assumption used to calculate funding obligations with respect to any of the Company's pension plans, or any change in the manner in which contributions to any of the Company's pension plans are made or the basis on which such contributions are determined.

         Section 5.9       ERISA COMPLIANCE.

                  (a) SCHEDULE 5.9 of the Company Disclosure Letter provides a list of each of the Company Benefit Plans. True, correct, and complete copies of each of the Company Benefit Plans, and related trusts, if applicable, including all amendments thereto, have been furnished to Parent. There has also been made available to Parent, with respect to each Company Benefit Plan required to file such report and description, the most recent report on Form 5500 and the summary plan description.

                  (b) The Company and its Subsidiaries do not contribute to or have an obligation to contribute to, and have not at any time within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, a plan subject to Section 412 of the Code, Section 302 of ERISA, or Title IV of ERISA (including, without limitation, a multiemployer plan within the meaning of Section 3(37) of ERISA).

                  (c) The Company and its Subsidiaries have substantially performed all obligations, whether arising by operation of Law or by contract, required to be performed by them in connection with the Company Benefit Plans, and there have been no defaults or violations by any other party to the Company Benefit Plans, except, in each case, for any failure to perform, default or violation that is not reasonably likely to have a Material Adverse Effect on the Company. With respect to the Company Benefit Plans, no Liability has been incurred and, to the Knowledge of the Company, there exists no condition or circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability that is reasonably likely to have a Material Adverse Effect on the Company.

                  (d) Each Company Benefit Plan has been operated and administered in compliance with its governing documents and applicable law, except for any failures so to operate or administer any Company Benefit Plan that are not reasonably likely to have a Material Adverse Effect on the Company.

                  (e) There are no actions, suits, or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any of the Company Benefit Plans or their assets.

                  (f) To the Knowledge of the Company, there is no matter pending (other than routine qualification determination filings) with respect to any of the Company Benefit Plans before the IRS, the Department of Labor, or other Governmental Authority.

                  (g) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Company Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (ii) create or give rise to any additional vested rights or service credits under any Company Benefit Plan (other than acceleration of vesting of options in accordance with their terms).

         Section 5.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than as disclosed on SCHEDULE 5.10 of the Company Disclosure Letter and in the Company SEC Reports filed and publicly available prior to the date hereof, since June 30, 2000 (a) each of the Company and its Subsidiaries has conducted its respective business only in the ordinary course of business and consistent with past practices, (b) there have not been any developments or events which have had or could reasonably be expected, with the passage of time, to have, a Material Adverse Effect on the Company and (c) neither the Company nor any of its Subsidiaries has:

                           (i)      (A) incurred, assumed or refinanced any
Indebtedness other than in the ordinary course of business consistent with past practice, or (B) made any loans, advances or capital contributions to, or investments in, any Person other than a wholly-owned Subsidiary or any employee or officer as a cash advance, in each case in the ordinary course of business and consistent with past practice;

                           (ii)     paid, discharged or satisfied any liability,
obligation, or Lien other than payment, discharge or satisfaction of (A) Indebtedness as it matures and become due and payable or (B) liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

                           (iii)    (A) changed any of the accounting or tax
principles, practices or methods used by the Company or any of its Subsidiaries, except as required by changes in applicable Tax Laws or (B) changed reserve amounts or policies;

                           (iv)     (A) entered into any employment contract or
other arrangement or made any change in the compensation payable or to become payable to any of the officers of the Company or any of its Subsidiaries' officers, employees, agents, consultants or Persons acting in a similar capacity (other than general increases in wages to employees and salaries to officers or Persons acting in a similar capacity or Affiliates in the ordinary course consistent with past practice, and other than consultants engaged by the Company in its Information Technology department in the ordinary course of business), or to Persons providing management services for the Company of any of its Subsidiaries, (B) entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan, other than with respect to consultants engaged by the Company in its Information Technology department in the ordinary course of business, and except for cash advances made in the ordinary course of business consistent with past practice, (C) paid any bonuses payable or to become payable to any of the officers of the Company or any of its Subsidiaries' officers, employees, agents, consultants or Persons acting in a similar capacity or (D) made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

                           (v)      (A) paid or made any accrual or arrangement
for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any Affiliate, officer, employee or Person acting in a similar capacity, or paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, employees or Persons acting in a similar capacity of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice, (B) granted, issued, accelerated or accrued salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Affiliate, officer, employee, agent or consultant or Person acting in a similar capacity, whether past or present or (C) or amended in any material respect any such existing plan, agreement or arrangement to effect any of the foregoing;

                           (vi)     made any payments (other than regular
compensation and cash advances payable to officers and employees or Persons acting in a similar capacity of the Company or any of its Subsidiaries in the ordinary course consistent with past practice), loans, advances or other distributions, or enter into any transaction, agreement or arrangement with, the Principal Stockholders, Company's Affiliates, officers, employees, agents, consultants or

Persons acting in a similar capacity, stockholders of their Affiliates, associates or family members;

                           (vii)    made or authorized any capital expenditures,
except in the ordinary course of business consistent with past practices, which are not in excess of $500,000 individually or $1,000,000 in the aggregate;

                           (viii)   settled or compromised any Tax liability or
agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

                           (ix)     (A) made any change in its working capital
practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (B) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business;

                           (x)      failed to renew (at levels consistent with
presently existing levels), terminated or amended or failed to perform any of its obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past practice), any policy of insurance;

                           (xi)     except in the ordinary course of business
consistent with past practice pursuant to appropriate confidentiality agreements, and except as required by any Law or any existing agreements set forth on SCHEDULE 5.21 of the Company Disclosure Letter or as may be reasonably necessary to secure or protect intellectual or other property rights of the Company, provided any confidential information to any Person other than Parent;

                           (xii)    suffered any change in the normal operating
balances of the Company's inventory or the inventory of any of its Subsidiaries; or

                           (xiii)   cancelled, compromised, waived or released
any right or claim outside the ordinary course of business.

         Section 5.11 INVESTIGATIONS; LITIGATION. Other than as disclosed on SCHEDULE 5.11 of the Company Disclosure Letter or in any of the Company SEC Reports filed and publicly available prior to the date hereof:

                  (a) No investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect on the Company is pending nor has any Governmental Authority notified the Company of an intention to conduct the same, nor is there any reasonable basis therefor;

                  (b) There are no actions, suits or proceedings pending (or, to the Company's Knowledge, threatened) against or affecting the Company or its Subsidiaries, or any of their respective properties at law or in equity, or before any Governmental Authority, that are reasonably likely to have a Material Adverse Effect on the Company, nor is there any reasonable basis therefor;

                  (c) There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries having, or that individually or in the aggregate is reasonably likely to have, a Material Adverse Effect on the Company; and

                  (d) There are no facts, circumstances or conditions that are reasonably likely to give rise to any liability of, or form the basis of a claim against, the Company or any of its Subsidiaries under any applicable statutes, laws, ordinances, rules or regulations, which liability or claim is reasonably likely to have a Material Adverse Effect on the Company.

         Section 5.12 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER INFORMATION. None of the information with respect to the Company or its Subsidiaries to be included in the Proxy Statement/Prospectus or the Registration Statement will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the representations made by the Company hereunder with respect to the Proxy Statement/Prospectus are limited solely to information supplied in writing by the Company or any Affiliate of the Company to Parent specifically for inclusion in the Proxy Statement/Prospectus. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. The letter to stockholders, notice of meeting, proxy statement and form of proxy to be distributed to Company stockholders in connection with the Merger and any schedules required to be filed with the SEC in connection therewith are collectively referred to herein as the "Proxy Statement/Prospectus".

         Section 5.13 RIGHTS PLAN. The Company does not have, and the Company's Board of Directors has not approved, any stockholder rights plan, poison pill or similar arrangement.

         Section 5.14 LACK OF OWNERSHIP OF PARENT COMMON STOCK. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into shares of Parent Common Stock (exclusive of any shares owned by the Company's employee benefit plans).

         Section 5.15 TAX MATTERS. Except as set forth on SCHEDULE 5.15 of the Company Disclosure Letter:

                  (a) Each of the Company and its Subsidiaries has timely filed with the appropriate governmental agencies all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid.
None of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (c) To the Knowledge of the Company, there is no basis for any Tax authority to assess any additional Taxes against the Company or any of its Subsidiaries for any period for which Tax Returns have been filed. There is no action, suit, proceeding, audit, investigation, assessment, dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which the Company or any of the Company's Subsidiaries has Knowledge based upon personal communication or contact with any agent of such authority.

                  (d) The Company and its Subsidiaries will make available to Parent prior to the Closing correct and complete copies of all federal, state, local and foreign income Tax Returns and all written communications from the IRS or other Tax authorities relating to any such Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since January 1, 1995.

                  (e) None of the Company and its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (f) None of the Company and its Subsidiaries has: (A) engaged in any transaction that would result in a deemed election under Section 338(e) of the Code, or (B) filed a consent under Section 341(f) of the Code concerning collapsible corporations.

                  (g) None of the Company and its Subsidiaries has made any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible pursuant to
Section 280G of the Code. Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of
Section 6662 of the Code. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries (A) has been a member of an any affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Section 1.1502-6 of the Income Tax Regulations
(or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (h) The unpaid Taxes of the Company and its Subsidiaries do not exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of their balance sheets for their 1999 fiscal year (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

                  (i) Neither the Company nor any of its Subsidiaries knows of any fact or has taken, or will take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         Section 5.16 OPINION OF FINANCIAL ADVISOR. The Board of Directors of Company has received the opinion of Chase H&Q, dated as of the date hereof, to the effect that, as of such date, the Common Exchange Ratio is fair to holders of Company Common Stock from a financial point of view. A copy of such written opinion will be delivered to Parent as soon as practicable after the date of this Agreement.

         Section 5.17 REQUIRED VOTE OF COMPANY STOCKHOLDERS. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is required to approve the Merger. No other vote of the stockholders of the Company is required by law, the certificate of incorporation or bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

         Section 5.18      POOLING OF INTERESTS. Except as set forth in
SCHEDULE 5.18 of the Company Disclosure Letter, to the Knowledge of the Company and based upon the advice of the Company's independent accountants, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by Parent or any of its Subsidiaries) would prevent the treatment of the Merger as a pooling of interests for accounting purposes.

         Section 5.19 INSURANCE. SCHEDULE 5.19 of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of or providing insurance coverage to the Company, each Subsidiary and their respective business, properties and assets (or their respective officers, salespersons, agents or employees or Persons acting in a similar capacity) and the extent, if any, to which the limits of liability under such policies have been exhausted. True and complete copies of such policies have been delivered to Parent. All such policies are in full force and effect and all such policies in such amounts will be outstanding and in full force and effect without interruption until the Effective Time. Neither the Company nor any of its Subsidiaries has received notice of default under any such policy, nor has the Company or any of its Subsidiaries received written notice of any pending or threatened termination of cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. SCHEDULE 5.19 of the Company Disclosure
Letter sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company or any of its Subsidiaries.
No letters of credit have been posted and no cash has been restricted to support any reserves for insurance on the balance sheet of the Company or any of its Subsidiaries.

         Section 5.20      LABOR MATTERS; EMPLOYEES.

                  (a) Except as set forth on SCHEDULE 5.20(a) of the Company Disclosure Letter, (i) there is no labor strike, dispute, slowdown, work stoppage or lockout actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries and, during the past five years, there has not been any such action, (ii) none of the Company or any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (iii) none of the employees of the Company or any of its Subsidiaries are represented by any labor organization and none of the Company or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, (iv) the Company and its Subsidiaries have each at all times been in material compliance with all applicable Laws respecting employment and employment practices, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C.
Section 1981, the Americans With Disabilities Act, the Fair Labor Standards Act, ERISA, the Occupational Safety and Health Act, the Family Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, and any other law, ordinance or regulation respecting the terms and conditions of employment, including authorization to work in the United States, equal employment opportunity (including prohibitions against discrimination, harassment, and retaliation), payment of wages, hours of work, occupational safety and health, and labor practices, (v) there is no unfair labor practice charge or complaint against any of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (vi) there is no grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure relating to the Company or any of its Subsidiaries pending, or to the Knowledge of the Company, threatened, before the National Labor Relations Board or any similar state or foreign agency, (vii) neither the Occupational Safety and Health Administration nor any corresponding state agency is threatening to file any citation, and there are no pending citations, relating to the Company or any of its Subsidiaries, and (viii) there are no pending or, to the Knowledge of the Company, threatened material claims by any current or former employee of the Company or any employment-related claims or investigations by any Governmental Authority, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding compliance with federal, state or local wage and hour laws, audits by the Office of Federal Contractor Compliance Programs, complaints of sexual harassment or any other form of unlawful harassment, discrimination, or retaliation.

                  (b) Except as set forth on SCHEDULE 5.20(b) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Company or any of its Subsidiaries or
(ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law, in each case that could reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) Neither the Company nor any of its Subsidiaries has received a notice of any violation of any immigration and naturalization laws relating to employment and employees and has properly completed and maintained all applicable forms (including, but not limited to, I-9 forms) and the Company and each Subsidiary is in compliance with all such immigration and naturalization laws and there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration or naturalization laws pending or threatened before the Immigration and Naturalization Service of any federal, state or administrative agency or court against or involving the Company or any of its Subsidiaries.

         Section 5.21      MATERIAL CONTRACTS.

                  (a) SCHEDULE 5.21 of the Company Disclosure Letter sets forth a list of each contract, lease, indenture, agreement, license, arrangement or understanding to which, as of the date hereof, the Company or any of its Subsidiaries is a party or subject that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were to be filed by the Company on the date hereof and no previous filings had been made (the "Material Contracts"), except for those Material Contracts previously filed by the Company with the SEC, and sets forth any of the following that exists as of the date hereof, whether or not such contract would be required to be disclosed pursuant to the above-stated guidelines:

                           (i)      any employment, severance, noncompetition,
consulting or other agreements of any nature (other than Company-standard agreements of the type entered into by the Company's non-officer employees) with any current or former stockholder, partner or officer of the Company, any of its Subsidiaries or any Affiliate of any of such Persons;

                           (ii)     any agreements relating to the making of any
loan or advance by the Company or any of its Subsidiaries;

                           (iii)    any agreements providing for the
indemnification by the Company or any of its Subsidiaries of any Person;

                           (iv)     any agreements with any Governmental
Authority except those entered into in the ordinary course of business which are not material to the Company or any of its Subsidiaries;

                           (v)      any contracts and agreements for the sale of
assets or for the furnishing of services, goods or products by or to the Company or any of its Subsidiaries, including supply agreements, (A) with commitments having a value in excess of $1,000,000 or (B) with commitments having a value in excess of $500,000 and having a term which is greater than six months and which is not terminable by the Company on less than 90 days' notice without the payment of any termination fee or similar payment;

                           (vi)     any broker, distributor, dealer or
representative or agency agreements pursuant to which the Company made payments in excess of $100,000 during the preceding fiscal year;

                           (vii)    any agreements (including settlement
agreements) currently in effect pursuant to which the Company or any of its Subsidiaries licenses the right to use any Intellectual Property to any Person or from any Person (other than license agreements related to off-the-shelf software products);

                           (viii)   any confidentiality agreements entered into
by the Company or any of its Subsidiaries during the period commencing three years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which the Company or any of its Subsidiaries was restricted from providing information to third parties, other than confidentiality agreements entered into in the normal course of business;

                           (ix)     any voting trust or similar agreements
relating to any of the ownership interests in the Company or any of its Subsidiaries to which any of Principal Stockholders, the Company or any of its Subsidiaries is a party;

                           (x)      any joint venture, partnership or similar
documents or agreements;

                           (xi)     any agreement that materially limits or
purports to materially limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets; and

                           (xii)    all other agreements, contracts or
commitments not made in the ordinary course of business which are material to the Company or any of its Subsidiaries.

                  (b) To the Knowledge of the Company, each Material Contract is legal, valid and binding on and enforceable against the Company or its Subsidiary party thereto and the other parties thereto and is in full force and effect, subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally. Except as set forth on SCHEDULE 5.21(b) of the Company Disclosure Letter, upon consummation of the transactions contemplated by this Agreement, each Material Contract shall remain in full force and effect without any loss of benefits thereunder and without the need to obtain the consent of any party thereto to the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is (and with the giving of notice or lapse of time would not be) in material breach of, or material default under, any Material Contract and, to the Knowledge of the

Company, no other party thereto is in material breach of, or material default under, any Material Contract, except for those breaches which would not result in a Material Adverse Effect to the Company. Neither the Company nor any of its Subsidiaries has received any written notice that any Material Contract is not enforceable against any party thereto, that any Material Contract has been terminated before the expiration of its term or that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract. True and complete copies of all Material Contracts or, in the case of oral agreements that constitute Material Contracts, if any, written summaries thereof have been delivered to Parent.

         Section 5.22 PERMITS. The Company or its Subsidiaries hold all material permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of any Governmental Authorities ("Permits") required or necessary to construct, run, operate, use or maintain their properties and conduct their operations as presently conducted. The Company and its Subsidiaries are in compliance with the terms of such Permits, except for such failure to hold or instances of noncompliance, that would not have a Material Adverse Effect on the Company.

         Section 5.23      INTELLECTUAL PROPERTY.

                  (a) Except as set forth on SCHEDULE 5.23(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries is the sole and exclusive owner, or has the valid right to use, sell and license, the Intellectual Property necessary or otherwise material to the conduct of the Company's business as now conducted. Each such item of Intellectual Property will be owned by or available for use by the Company or its respective Subsidiary on substantially identical terms immediately subsequent to the Closing, free and clear of all Liens. For purposes of this Section 5.23, the term "Liens" shall not include any license agreement or lease pursuant to which the Company or any of its Subsidiaries has the right to use any Intellectual Property. SCHEDULE 5.23(a) of the Company Disclosure Letter sets forth a complete and accurate list (including whether the Company or one of its Subsidiaries is the owner or licensee thereof) of all (i) patents and patent applications, (ii) trademark or service mark registrations and applications,
(iii) copyright registrations and applications and (iv) material unregistered copyrights, service marks, trademarks and trade names, each as owned or licensed by the Company or one of its Subsidiaries. Except as otherwise disclosed on
SCHEDULE 5.23(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries currently is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each owned application and registration listed on SCHEDULE 5.23(a) of the Company Disclosure Letter.

                  (b) Except as provided on SCHEDULE 5.23(b) of the Company Disclosure Letter, the registrations listed on SCHEDULE 5.23(a) of the Company Disclosure Letter are valid and subsisting, in full force and effect in all material respects and have not been canceled, expired or abandoned. There is no pending, existing, or to the Knowledge of the Company, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against the registrations listed on SCHEDULE 5.23(a) of the Company Disclosure Letter or the Intellectual Property.

                  (c) SCHEDULE 5.23(c) of the Company Disclosure Letter lists all of the Computer Programs, other than off-the-shelf applications, which are owned, licensed, leased or otherwise used by the Company or any of its Subsidiaries in connection with the operation of its businesses as currently conducted, and identifies which is owned, licensed, leased, or otherwise used, as the case may be. Each Computer Program listed on SCHEDULE 5.23(c) of the Company Disclosure Letter is either (i) owned by the Company or any of its Subsidiaries, (ii) currently in the public domain or otherwise available to the Company or any of its Subsidiaries without the license, lease or consent of any third party or (iii) used under rights granted to the Company or any of its Subsidiaries pursuant to a written agreement, license or lease from a third party, which written agreement, license or lease is set forth on SCHEDULE 5.23(c) of the Company Disclosure Letter. The Company and its Subsidiaries use the Computer Programs set forth on SCHEDULE 5.23(c) of the Company Disclosure Letter in connection with the operation of their respective businesses as conducted on the date hereof and, to the Knowledge of the Company, such use does not violate the rights of any third party. All Computer Programs owned by the Company and set forth in SCHEDULE 5.23(c) of the Company Disclosure Letter were either developed by (x) employees of the Company or one of its Subsidiaries within the scope of their employment, (y) third parties as "work-made-for-hire," as that term is defined under Section 101 of the United States copyright laws, pursuant to written agreements or (z) independent contractors who have assigned their rights to the Company or one of its Subsidiaries pursuant to written agreements.

                  (d) SCHEDULE 5.23(d) of the Company Disclosure Letter sets forth as of the date hereof a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Company or one of its Subsidiaries is the licensee or licensor thereunder (the "Licenses") and any written settlements or assignments relating to any Intellectual Property. The Licenses are valid and binding obligations of each party thereto, and to the Knowledge of the Company, enforceable against each such party in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and there are no breaches or defaults under any Licenses.

                  (e) No trade secret or confidential know-how material to the business of the Company or any of its Subsidiaries as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company or such Subsidiary's proprietary interests in and to such trade secrets and confidential know-how, and other than disclosures to employees, officers, directors, agents, attorneys, accountants, consultants, independent contractors or other representatives of the Company or such Subsidiary, each of whom is obligated (by contract, employment policy, cannons of ethics or the like) to maintain the confidentiality of such information.

                  (f) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe upon any intellectual property right owned or controlled by any third party and to the Knowledge of the Company, no third party is infringing upon any Intellectual Property owned by the Company or any of its Subsidiaries and no such claims have been made against a third party by the Company or any of its Subsidiaries. There are no claims or suits pending or, to the Knowledge of the Company, threatened, and neither the Company nor any of its Subsidiaries has received any written notice of a third party claim or suit (x) alleging that the Company's or any of its Subsidiary's activities or the conduct of their businesses infringes upon or constitutes the unauthorized use of the proprietary rights of any third party or (y) challenging the ownership, use, validity or enforceability of the Intellectual Property.

                  (g) Except as provided on SCHEDULE 5.23(g) of the Company Disclosure Letter, there are no settlements, consents, judgments, orders or other agreements to which the Company or any of its Subsidiaries is subject which restrict the rights of the Company or such Subsidiary to use any Intellectual Property, or other agreements which restrict the Company or any of its Subsidiaries' rights to use any Intellectual Property owned by the Company or such Subsidiary.

                  (h) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the right of Parent, Sub, the Surviving Corporation or any of their successors to own, use, license or sublicense any of the Intellectual Property currently owned, used, licensed or sublicensed by the Company or its Subsidiaries nor will it require the consent of any Governmental Authority or third party in respect of any such Intellectual Property and no present or former employee, or officer of the Company or any its Subsidiaries has any right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property.

                  (i) Except as provided on SCHEDULE 5.23(i) of the Company Disclosure Letter, all officers, directors and employees of the Company have executed and delivered to the Company an agreement regarding assignment to the Company of any Intellectual Property arising from services performed for the Company by such Persons. All officers and directors of the Company's Subsidiaries have executed and delivered to such Subsidiary an agreement regarding assignment to such Subsidiary or to the Company of any Intellectual Property arising from services performed for such Subsidiary by such Persons. There is no Intellectual Property developed by a shareholder, director, officer, consultant or employee of the Company that is used in the business of the Company or any of its Subsidiaries that has not been transferred to, or is not owned free and clear of any liens or encumbrances by, the Company or its Subsidiaries.

         Section 5.24 TAKEOVER STATUTES. The Board of Directors of the Company has approved the terms of this Agreement and the Voting Agreements, and such approval constitutes sufficient approval of this Agreement and the Voting Agreements by the Board of Directors of the Company to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to the Merger. Other than Section 203(b)(1) of the DGCL, to the Knowledge of the Company, no state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Merger or any of the other transaction documents contemplated by this Agreement.

                                   ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub jointly and severally represent and warrant to the Company that the statements contained in this Article VI are true and correct as of the date of this Agreement, subject to such exceptions as are disclosed in writing in the Parent Disclosure Letter, which disclosure shall provide an exception to or otherwise qualify the representations and warranties of Parent and Sub contained in the Section of this Agreement corresponding by number to such disclosure, as well as the other representations and warranties of Parent herein to the extent that the specific disclosure could be reasonably interpreted to apply to any such representations and warranties.

         Section 6.1 ORGANIZATION, QUALIFICATION, ETC. Each of Parent, Sub and Parent's other Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Material Adverse Effect on Parent. Parent has made available to the Company true, correct and complete copies of the certificates of incorporation and bylaws of Parent and Sub as in full force and effect on the date hereof.

         Section 6.2 CAPITAL STOCK. The authorized capital stock of Parent consists of 150,000,000 shares of common stock, par value $.01 per share ("Parent Common Stock"). The shares of Parent Common Stock to be issued in the Merger or upon the exercise of the Company Options, warrants, conversion rights or other rights or vesting or payment of other the Company equity-based awards thereafter will, when issued, be validly issued, fully paid and non-assessable. As of the date of this Agreement, 62,803,713 shares of Parent Common Stock were issued, of which 0 shares of Parent Common Stock were held in Parent's treasury. As of the date of this Agreement, there were no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Parent to issue any shares of its capital stock other than (i) a warrant to purchase 750,000 shares of Parent Common Stock and (ii) options to purchase 10,788,087 shares of Parent Common Stock. No changes in Parent Common Stock have occurred since June 30, 2000 except as follows: (x) 58,042 shares of Parent Common Stock were issued pursuant exercise of stock options and (y) options to purchase 84,400 shares of Parent Common Stock were granted.

         Section 6.3 CORPORATE AUTHORITY RELATIVE TO THIS AGREEMENT; NO VIOLATION. Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Boards of Directors of Parent and Sub (as appropriate) and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or the Registration Rights Agreement and the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Parent and Sub, as applicable, and, assuming this Agreement constitutes valid and binding agreements of the other parties hereto, this Agreement constitutes valid and binding agreements of Parent and Sub (as appropriate), enforceable against them in accordance with their respective terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, or by principles governing the availability of equitable remedies). Neither Parent nor Sub is subject to or obligated under any charter, bylaw or contract provision or agreement evidencing indebtedness or any license, franchise or permit, or subject to any order or decree, that would be breached or violated by its executing or carrying out this Agreement, except for any breaches or violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Other than in connection with or in compliance with the provisions of the DGCL, the Securities Act, the Exchange Act, the HSR Act, Section 4043 of ERISA, and the securities or blue sky laws of the various states and other than any necessary approvals of the United States government or any agencies, departments or instrumentalities thereof (collectively, the "Parent Required Approvals"), no authorization, consent or approval of, or filing with, any Governmental Authority or any non-governmental third party is necessary for the consummation by Parent of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, the failure to obtain or make which would not, individually or in the aggregate, have a Material Adverse Effect on Parent or substantially impair or delay the consummation of the transactions contemplated hereby.

         Section 6.4 REPORTS AND FINANCIAL STATEMENTS. Parent has previously made available to the Company true and complete copies of Parent's Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1997 through 1999, Parent's Quarterly Report on Form 10-Q filed with the SEC for the quarter ended June 30, 2000, each definitive proxy statement filed by Parent with the SEC since December 31, 1997, each final prospectus filed by Parent with the SEC since December 31, 1997 and all Current Reports on Form 8-K filed by Parent with the SEC since December 31, 1999. As of their respective dates, such reports, proxy statements and prospectuses (collectively, "Parent SEC Reports") (a) complied as to form in all material respect with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations promulgated thereunder and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information in any Parent SEC Report has been revised or superseded in a later filed Parent SEC Report, none of the Parent SEC Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Parent SEC Reports (including any related notes and schedules) complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto) and fairly presented the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments). Since December 31, 1997, Parent has timely filed all material reports and other filings required to be filed by it with the SEC under the rules and regulations of the SEC.

         Section 6.5 NO UNDISCLOSED LIABILITIES. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations reflected in any of the Parent SEC Reports filed and publicly available prior to the date hereof and (b) liabilities or obligations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

         Section 6.6 NO VIOLATION OF LAW. The businesses of Parent and its Subsidiaries have not been, and are not being, conducted in violation of any law, ordinance or regulation of any Governmental Authority except (a) as described in any of the Parent SEC Reports filed and publicly available prior to the date hereof and (b) for violations or possible violations that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

         Section 6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Other than as disclosed in the Parent SEC Reports filed and publicly available prior to the date hereof, since June 30, 2000, the businesses of Parent and its Subsidiaries have been conducted in all material respects in the ordinary course and there has not been (a) any event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, a Material Adverse Effect on Parent, (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, except for dividends or other distributions declared, set aside or paid by Parent as required by and in accordance with the respective terms of such capital stock as of the date hereof, (c) any split, combination or reclassification of any of Parent's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent's capital stock, (d) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Parent, (e) except insofar as may have been required by a change in GAAP, any change in accounting methods, principles or practices by Parent or any of its Subsidiaries or (f) any tax election or any settlement or compromise of any income tax liability that individually or in the aggregate is reasonably likely to adversely affect the tax liability or tax attributes of Parent or any of its Subsidiaries in any material respect or any settlement or compromise of any material income tax liability.

         Section 6.8 PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT; OTHER INFORMATION. None of the information with respect to Parent or its Subsidiaries provided by Parent for inclusion in the Proxy Statement/Prospectus or the Registration Statement will, in the case of the Proxy Statement/Prospectus or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement/Prospectus or any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the representations made by Parent hereunder with respect to the Proxy Statement/Prospectus are limited solely to information supplied in writing by Parent or any Affiliate of Parent to the Company specifically for inclusion in the Proxy Statement/Prospectus.

         Section 6.9 LACK OF OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent nor any of its Subsidiaries owns any shares of Company Common Stock or other securities convertible into shares of Company Common Stock (exclusive of any shares owned by Parent's employee benefit plans).

         Section 6.10 POOLING OF INTERESTS. To the knowledge of Parent and based upon the advice of its independent accountants, neither it nor any of its Subsidiaries has taken any action or failed to take any action which action or failure (without giving effect to any actions or failures to act by the Company or any of its Subsidiaries) would prevent the treatment of the Merger as a pooling of interests for accounting purposes.

         Section 6.11 TAKEOVER STATUTES. The Board of Directors of Parent has approved the terms of this Agreement and the Voting Agreements, and such approval constitutes approval of this Agreement and the Voting Agreements by the Board of Directors of Parent under the provisions of Section 203 of the DGCL. Other than Section 203(b)(1) of the DGCL, to the knowledge of Parent, no state takeover statute or similar statute or regulation applies or purports to apply to this Agreement, the Merger or any of the other transaction documents contemplated by this Agreement.

         Section 6.12 TAX MATTERS. Neither Parent nor any of its Subsidiaries knows of any fact or has taken, or will take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE VII
                            COVENANTS AND AGREEMENTS

         It is further agreed as follows:

         Section 7.1 CONDUCT OF BUSINESS BY THE COMPANY OR PARENT. Prior to the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, and except as may be agreed to by the other parties hereto or as may be permitted pursuant to this Agreement:

                  (a)      the Company:

                           (i)      shall, and shall cause each of its
Subsidiaries to, conduct its operations in the ordinary course of business consistent with past practices;

                           (ii)     shall use its reasonable best efforts, and
cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact its business organizations and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with them in the ordinary course consistent with past practice;

                           (iii)    shall confer at such times as Parent may
reasonably request with one or more representatives of Parent to report material operational matters and the general status of material ongoing operations (to the extent Parent reasonably requires such information);

                           (iv)     shall notify Parent of any emergency or
other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on the Company;

                           (v)      shall not, and shall not (except in the
ordinary course of business consistent with past practice) permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of stock;

                           (vi)     shall not, and shall not permit any of its
Subsidiaries to, except (i) in the ordinary course of business consistent with past practice with Persons who are not directors or officers of the Company or
(ii) as otherwise provided in this Agreement enter into or amend any employment, severance or similar agreements or arrangements with any of their respective directors or executive officers or increase the compensation, bonus or other benefits of any director, officer or other employee or pay any benefit or amount not required by any plan or arrangement as in effect on the date hereof to any such Person except as disclosed in Item 7 of Schedule 5.10 to the Company Disclosure Letter;

                           (vii)    shall not, and shall not permit any of its
Subsidiaries to (A) merge or consolidate with any other Person, (B) acquire assets having an individual purchase price in excess of $250,000 or an aggregate purchase price in excess of $1,000,000, (C) make any capital expenditure other than in the ordinary course of business consistent with past practice and in any event not to exceed $500,000 in the aggregate, (D) otherwise sell or dispose of any assets, properties or securities with an individual fair market value in excess of $250,000 or an aggregate fair market value of $1,000,000 or (E) provide any release or relinquishment of any rights in any Material Contract without consideration.

                           (viii)   shall not, and shall not permit any of its
Subsidiaries to, propose or adopt any amendments to its certificate of incorporation or bylaws (or similar organizational documents) or any plan of complete or partial liquidation or other reorganization;

                           (ix)     shall not, and shall not permit any of its
Subsidiaries to, issue any securities (whether through the issuance or granting of options, but excluding the issuance of Company Common Stock upon the exercise of outstanding options), warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Company SEC Reports filed and publicly available prior to the date hereof) or effect any stock split or otherwise change its capitalization as it existed on June 30, 2000 (except as contemplated herein);

                           (x)      shall not, and shall not permit any of its
Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock, other than options under the Company Option Plans to purchase, in the aggregate, up to 50,000 shares of Company Common Stock, which such options may be granted only at the market price on the date of the grant in accordance with the terms of the Company Option Plans as of the date hereof and only to non-officer employees of the Company;

                           (xi)     shall not, and shall not permit any of its
Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its stock or any rights, warrants or options to acquire any such shares;

                           (xii)    shall not, and shall not permit any of its
Subsidiaries to take any actions that would, or would be reasonably likely to, prevent Parent from accounting for the Merger in accordance with the pooling of interests method of accounting under the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended by applicable pronouncements by the Financial Accounting Standards Board ("APB No. 16"); provided, that this covenant will not be violated by the taking of any action by the Company or any of its Subsidiaries that its independent accountants advised would not be reasonably likely to have such effect;

                           (xiii)   shall not, and shall not permit any of its
Subsidiaries to, amend in any significant respect the terms of their respective employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements in existence on the date hereof, or adopt any new employee benefit plans, programs or arrangements or any severance or similar agreements or arrangements;

                           (xiv)    shall not, and shall not permit any of its
Subsidiaries to, enter into any material loan agreement or otherwise incur any Indebtedness or guarantee any such Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire debt securities, other than in each case in the ordinary course of business consistent with past practice;

                           (xv)     shall not, and shall not permit any of its
Subsidiaries to, make any material Tax election or settle or compromise any material Tax liability; shall provide Parent with copies of any amended Tax returns filed prior to the Effective Time;

                           (xvi)    shall not, and shall not permit any of its
Subsidiaries to, (A) pay, discharge, settle or satisfy any claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or litigation (whether or not commenced prior to the date of this Agreement) in an amount or with a value in excess of insurance proceeds received of $250,000 or greater, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with its terms, of any liability recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed and publicly available prior to the date hereof or incurred since the date of such financial statements or (B) waive the benefits of, or agree to modify in any manner, terminate, release any Person from or fail to enforce any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary;

                           (xvii)   shall not change any method of accounting or
accounting practice by the Company or any of its Subsidiaries, except for any such change required by GAAP;

                           (xviii)  shall not take any action that would give
rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

                           (xix)    shall not make any election under any of its
stock option plans to pay cash in exchange for terminating awards under such plans; and

                           (xx)     shall not, and shall not permit any of its
Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action that would result in any of the conditions to the Merger set forth in Article VIII not being satisfied, or, except as otherwise allowed hereunder, that could reasonably be expected to prevent, impede, interfere with or significantly delay the transactions contemplated hereby.

                  (b)      Parent:

                           (i)      shall notify the Company of any emergency or
other change in the normal course of its or its Subsidiaries' respective businesses or in the operation of its or its Subsidiaries' respective properties and of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Authority if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on Parent;

                           (ii)     shall notify the Company of any material
transaction;

                           (iii)    shall not, and shall not permit any of its
Subsidiaries to, take any actions that would, or would be reasonably likely to, prevent Parent from accounting for the Merger in accordance with the pooling of interests method of accounting under the requirements of APB No. 16; provided, that this covenant will not be violated by the taking of any action by Parent or any of its Subsidiaries that its independent accountants advised would not be reasonably likely to have such effect; and

                           (iv)     shall not, and shall not permit any of its
Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or take any action that would result in any of the conditions to the Merger set forth in Article VIII not being satisfied, or, except as otherwise allowed hereunder, that could reasonably be expected to prevent, impede, interfere with or significantly delay the transactions contemplated hereby.

         Section 7.2 INVESTIGATION. Each of the Company and Parent shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the date of termination of this Agreement, to its and its Subsidiaries' plants, properties, contracts, commitments, books, and records (including but not limited to Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws and shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request. The parties hereby agree that each of them will treat any such information in accordance with the Confidentiality Agreement dated as of June 8, 2000 between the Company and Parent (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make any disclosure in violation of applicable contracts, licenses, laws or regulations, although the party bound thereby will use its reasonable efforts to obtain a waiver from the disclosure restriction for the benefit of the other party hereto.

         Section 7.3       COOPERATION.

                  (a) The Company and Parent shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

                           (i)      prepare and file with the SEC as soon as is
practicable the Proxy Statement/Prospectus and the Registration Statement, and shall use all reasonable best efforts to cause the Proxy Statement/Prospectus and the Registration Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable after it is filed;

                           (ii)     as soon as reasonably practicable take all
such action as may be required under state blue sky or securities laws of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote and the Company Stockholders Meeting; PROVIDED, HOWEVER, that Parent shall not be required (A) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (B) to file a general consent to service of process in any jurisdiction;

                           (iii)    promptly prepare and file with Nasdaq and
such other stock exchanges as shall be agreed upon listing applications covering the shares of Parent Common Stock issuable in the Merger or upon exercise of the Company Stock Options, warrants, conversion rights or other rights or vesting or payment of other the Company equity-based awards and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject only to official notice of issuance;

                           (iv)     cooperate with one another in order to lift
any injunctions or remove any other impediment to the consummation of the transactions contemplated herein; and

                           (v)      cooperate with one another in obtaining
opinions of Cooley Godward LLP, counsel to the Company, and Hogan & Hartson L.L.P., tax counsel to Parent, dated as of the date the Registration Statement is declared effective satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act and opinions of Cooley Godward LLP and Hogan & Hartson L.L.P., dated as of the Effective Time, to the effect that the Merger qualifies as a reorganization under the provisions of Section 368(a) of the Code. In connection therewith, each of the Company and Parent shall deliver to Cooley Godward LLP and Hogan & Hartson L.L.P. representation letters in customary form and shall deliver any such letters obtained to Cooley Godward LLP and Hogan & Hartson L.L.P.

                  (b) Subject to the limitations contained in Section 7.2, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to effect the foregoing actions and each represents and warrants to the other that no information furnished by it in connection with such actions or otherwise in connection with the consummation of the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated in order to make any information so furnished, in light of the circumstances under which it is so furnished, not misleading.

                  (c) No party to this Agreement knows of any fact or has taken, or will take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (d) The Company will use all reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Company, its Subsidiaries and the Company's stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 7.3. If any event relating to the Company or any of its Subsidiaries occurs that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, or if the Company becomes aware of any information that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. If any event relating to Parent or any of its Subsidiaries occurs that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, or if Parent becomes aware of any information that is required to be disclosed in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, then Parent shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment or supplement with the SEC.

                  Section 7.4       AFFILIATE AGREEMENTS.

                  (a) The Company shall, prior to the Effective Time, deliver to Parent a list setting forth the names and addresses of all Persons who are, at the time of the Company Stockholders Meeting, in the Company's reasonable judgment, "affiliates" of the Company for purposes of Rule 145 under the Securities Act or under applicable SEC accounting releases with respect to pooling of interests accounting treatment. The Company shall furnish such information and documents as Parent may reasonably request for the purpose of reviewing such list. The Company shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the list furnished pursuant to this Section 7.4(a) to execute a written agreement on or prior to the Effective Time, in substantially the form of EXHIBIT 7.4(a) hereto.

                  (b) Parent shall, prior to the Effective Time, deliver to the Company a list setting forth the names and addresses of all Persons who are, at the time of the Company Stockholders Meeting, in Parent's reasonable judgment, "affiliates" of Parent under applicable SEC accounting releases with respect to pooling of interests accounting treatment. Parent shall furnish such information and documents as the Company may reasonably request for the purpose of reviewing such list. Parent shall use its reasonable best efforts to cause each Person who is identified as an "affiliate" in the list furnished pursuant to this Section 7.4(b) to execute a written agreement at or prior to the Effective Time, in substantially the form of EXHIBIT 7.4(b) hereto.

         Section 7.5 EMPLOYEE STOCK OPTIONS, INCENTIVE AND BENEFIT PLANS. From and after the Effective Time and through December 31, 2001, employees of the Company and its Subsidiaries shall be provided with employee benefits that are at least as favorable to them as those provided to employees of the Company and its Subsidiaries immediately prior to the Effective Time. Except as prohibited by applicable law, to the extent employees of the Company participate in employee benefit plans maintained by Parent, Parent shall cause employees of Company and its Subsidiaries to be credited with service with Company and each of its Subsidiaries for purposes of eligibility and vesting under each employee benefit plan maintained by Parent or its Subsidiaries after the Effective Time to the extent of their service with Company and its Subsidiaries.

         Section 7.6 FILINGS; OTHER ACTION. Subject to the terms and conditions herein provided, the Company and Parent shall (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act, (b) use reasonable efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States government or any agencies, departments or instrumentalities thereof or other governmental or regulatory bodies or authorities of federal, state, local and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (c) use reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby and to ensure that it is a "poolable entity" eligible to participate in a transaction to be accounted for under the pooling of interests method of accounting. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective Subsidiaries if the Board of Directors of Parent determines that so doing would materially impair the benefit intended to be obtained by Parent in the Merger.

         Section 7.7 FURTHER ASSURANCES. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of the Company and Parent shall take all such necessary action.

         Section 7.8 TAKEOVER STATUTE. If any "fair price," "moratorium," "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

         Section 7.9       NO SOLICITATION.

                  (a) From and after the date hereof and continuing until the earlier of the Effective Time or the termination of this Agreement pursuant to Article IX, the Company will not, and shall not permit any of its or any of its Subsidiaries' officers or directors to, or authorize any of its or any of its Subsidiaries' employees, attorneys, financial advisors, agents or other representatives to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing information), or take any other action intended to facilitate, the making of any proposal that constitutes a Takeover Proposal from any Person, or engage in or continue discussions or negotiations with any third party relating to a Takeover Proposal by or involving such third party, nor shall the Company approve the taking of any action prohibited by the provisions of this sentence above. The Company agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Takeover Proposal. Notwithstanding anything in this Agreement to the contrary, the Company and its Board of Directors shall be permitted to
(i) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to a Takeover Proposal, (ii) file a Form 8-K with the SEC with respect to the entering into of this Agreement, including any exhibits deemed appropriate with respect thereto, or
(iii) effect a Change in Company Recommendation during the Window Period, if and only to the extent that, in any such case as is referred to in clause
(iii) (A) the Company has received during the Window Period a bona fide written Takeover Proposal from a third party not solicited by the Company in violation of this Section 7.9 and such Takeover Proposal constitutes a Superior Proposal, (B) the Company has furnished to Parent a Notice of Superior Proposal in accordance with Section 7.9(b)(iii) and (C) Parent does not, within 48 hours of Parent's receipt of the Notice of Superior Proposal, deliver to the Company a binding, written offer to acquire 100% of the equity securities of the Company (by merger or otherwise) that the Board of Directors of the Company determines in its good faith judgment (after receipt of written advice of its financial advisor of nationally recognized reputation) to be at least as favorable to the Company's stockholders as such Superior Proposal. The Company agrees that it will use its best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 7.9.

                  (b) During the Window Period, and at any time thereafter if the Board of Directors of the Company shall have effected a Change in Company Recommendation, the Company may engage in discussions or negotiations with, or provide information to, any Person in response to a bona fide written Takeover Proposal by any such Person not solicited by the Company in violation of this
Section 7.9, if and only to the extent that, (i) such Takeover Proposal constitutes a Superior Proposal, (ii) prior to providing any non-public information or data to any person in connection with a Takeover Proposal by any such Person, the Company's Board of Directors receives from such Person an executed confidentiality agreement containing confidentiality terms as least as stringent as those contained in the Confidentiality Agreement referred to in
Section 7.2 and (iii) at least 48 hours prior to providing any non-public information or data to any Person in connection with a Takeover Proposal or entering into discussions or negotiations with any Person in connection with a Takeover Proposal, the Company notifies Parent of such Takeover Proposal, any such non-public information requested from the Company, or any such discussions or negotiations sought to be initiated or continued with, any of the Company's representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers (a "Notice of Superior Proposal"). Notwithstanding any provision of this Agreement to the contrary, in the event that subsequent to the date of this Agreement and prior to the earlier of (x) the expiration of the Window Period and (y) such time as this Agreement becomes available on the SEC's EDGAR system, any Person makes an unsolicited request for a copy of this Agreement, the Company shall be permitted to provide such Person with a copy of this Agreement.

                  (c) Nothing in this Section 7.9 shall (i) permit the Company to terminate this Agreement or (ii) affect any other obligation of the Company under this Agreement.

         Section 7.10      PUBLIC ANNOUNCEMENTS. The Company and
Parent will consult with each other before issuing any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange or similar applicable self-regulatory organization.

         Section 7.11 INDEMNIFICATION AND INSURANCE. Parent and Sub agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company (the "Indemnified Parties") as provided in its certificate of incorporation or bylaws or in any agreement shall be assumed by Parent at the Effective Time and shall survive the Merger and shall continue in full force and effect as direct obligations of both the Surviving Corporation and Parent in accordance with their terms. Without limiting the generality of the foregoing, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any Indemnified Party or of individuals who, immediately prior to the Effective Time, were employees or agents of the Company, unless such modification is required by law. In addition, for a period of six years after the Effective Time, Parent will cause the Surviving Corporation to maintain in effect, to the extent available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms equivalent in all material respects to those applicable to the current directors and officers of the Company; PROVIDED, HOWEVER, that in no event will Parent be required to expend an annual premium for such coverage in excess of 200% of the annual premium currently paid by the Company and PROVIDED, FURTHER, that if the annual premium payable for such insurance coverage exceeds such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for an annual premium not exceeding such amount. The provisions of this Section 7.11 are (a) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and (b) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

         Section 7.12 ACCOUNTANTS' "COMFORT" LETTERS. The Company and Parent will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the date of the Registration Statement, in form reasonably satisfactory to the recipient and customary in scope for comfort letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

         Section 7.13 ADDITIONAL REPORTS. The Company and Parent shall each furnish to the other copies of any reports of the type referred to in Sections
5.4 and 6.4 that it files with the SEC on or after the date hereof, and each of the Company and Parent, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of the Company and its consolidated Subsidiaries or Parent and its consolidated Subsidiaries, as the case may be, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

         Section 7.14 TERMINATION OF COMPANY ESPP. The Board of Directors of the Company shall adopt resolutions dated at least one day prior to the Effective Time (a) authorizing the Company ESPP participants to use their accumulated payroll deductions to purchase Company Common Stock thereunder, (b) terminating the Company ESPP participants' rights under the then-ongoing offering under the ESPP and (c) addressing any other matter required to be addressed by the Board of Directors of the Company under the Company ESPP to effect the provisions contemplated in Section 3.1(f) hereof.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

         Section 8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions, any of which may be waived if waived in writing by both Parent and the Company:

                  (a) The holders of issued and outstanding shares of Company Common Stock shall have duly adopted and approved this Agreement, all in accordance with applicable law.

                  (b) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits the consummation of the Merger substantially on the terms contemplated hereby. In the event any order, decree or injunction shall have been issued, each party shall use its reasonable efforts to remove any such order, decree or injunction.

                  (c) The Registration Statement shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending such effectiveness shall have been issued and remain in effect.

                  (d) Any applicable waiting period under the HSR Act shall have expired or been terminated and any other Company Required Approvals and Parent Required Approvals shall have been obtained, except where the failure to obtain such other Company Required

Approvals and Parent Required Approvals would not have a Material Adverse Effect on the Company or Parent, as the case may be.

                  (e) Each of the Company and Parent shall have received an opinion of its tax counsel, Cooley Godward LLP and Hogan & Hartson L.L.P., respectively, in form and substance reasonably satisfactory to it, and dated as of the Effective Time, to the effect that the Merger will qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; PROVIDED, HOWEVER, that if either tax counsel to Parent (Hogan & Hartson L.L.P.) or tax counsel to the Company (Cooley Godward LLP) does not render such opinion or renders but withdraws such opinion, this condition shall nonetheless be deemed to be satisfied if counsel to the Company (Cooley Godward
LLP) renders, and does not withdraw, such opinion to Parent or tax counsel to Parent (Hogan & Hartson L.L.P.) renders, and does not withdraw, such opinion to the Company. In rendering such opinions, Cooley Godward LLP and Hogan & Hartson L.L.P. may rely upon representations of officers of the Company and Parent referred to in Section 7.3(a)(v).

         Section 8.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger is subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived if waived in writing by the Company:

                  (a) The representations and warranties of Parent and Sub contained herein shall be accurate in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date with the same effect as though made as of the Closing Date except (i) for inaccuracies arising from changes or actions contemplated by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date (subject to the qualification set forth in clause (iii) below) and (iii) where any such failure of the representations and warranties to be true and correct in all respects would not constitute a Material Adverse Effect on Parent;

                  (b) Parent and Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Closing Date;

                  (c) During the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect on Parent;

                  (d) The shares of Parent Common Stock issuable in the Merger shall have been approved for listing on the Nasdaq, subject only to official notice of issuance; and

                  (e) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by its Chairman of the Board, Chief Executive Officer and President or a Senior Vice President, certifying that the conditions of Sections 8.2(a), 8.2(b) and 8.2(c) have been satisfied.

         Section 8.3 CONDITIONS TO OBLIGATIONS OF PARENT TO EFFECT THE MERGER. The obligation of Parent to effect the Merger is subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived if waived in writing by Parent:

                  (a) The representations and warranties of the Company contained herein shall be accurate in all respects (but without regard to any materiality qualifications or references to Material Adverse Effect contained in any specific representation or warranty) as of the Closing Date with the same effect as though made as of the Closing Date except (i) for inaccuracies arising from changes or actions contemplated by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date (subject to the qualification set forth in clause (iii) below) and (iii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects would not constitute a Material Adverse Effect on the Company;

                  (b) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Closing Date;

                  (c) During the period from the date hereof to the Closing Date, there shall not have been any Material Adverse Effect on the Company; and

                  (d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chairman of the Board, Chief Executive Officer and President or a Senior Vice President, certifying that the conditions of Sections 8.3(a), 8.3(b) and 8.3(c) have been satisfied.

                                   ARTICLE IX
                     TERMINATION; WAIVER; AMENDMENT; CLOSING

         Section 9.1 TERMINATION OR ABANDONMENT. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of this Agreement by the stockholders of the Company:

                  (a) by the mutual written consent of the Company and Parent;

                  (b) by either the Company or Parent if the Effective Time shall not have occurred on or before December 31, 2000; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure to consummate the Merger on or before such date;

                  (c) by either the Company or Parent if (i) a statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental


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

Authority prohibiting the consummation of the Merger substantially on the terms contemplated hereby or (ii) an order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated hereby and such order, decree, ruling or injunction shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c)(ii) shall have used its reasonable best efforts to remove such order, decree, ruling or injunction;

                  (d) by either the Company or Parent if (i) the Company Stockholders Meeting (including any adjournments thereof) shall have been held and completed and the stockholders of the Company shall have taken a final vote on a proposal to approve this Agreement, and (ii) the approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have materially contributed to the failure to obtain such approval;

                  (e) by Parent, if the Company shall have failed to include in the Proxy Statement/Prospectus the Company Recommendation or effected a Change in Company Recommendation (or the Company's board of directors has resolved to take any such action), whether or not permitted by the terms hereof, which Change in Company Recommendation shall not have been rescinded or reversed prior to such termination, or shall have failed to call the Company Stockholders Meeting in accordance with Section 4.1 promptly following the effectiveness of the Registration Statement, or shall have materially breached any of its obligations under Section 7.9;

                  (f) by the Company if there shall have been a material breach by Parent of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in
Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach, and such breach shall not have been cured within 30 days after written notice thereof shall have been received by Parent; provided that the Company shall not itself be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement so as to permit the termination of this Agreement by Parent pursuant to Section 9.1(g);

                  (g) by Parent if there shall have been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions set forth in
Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach, and such breach shall not have been cured within 30 days after written notice thereof shall have been received by the Company; provided that Parent shall not itself be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement so as to permit the termination of this Agreement by the Company pursuant to Section 9.1(f);


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

                  (h) by Parent if (i) any of the Principal Stockholders breaches in any material respect its voting and nonsolicitation obligations under Sections 1.1 and 1.5 of the Voting Agreements, or (ii) any executive officer of the Company who is a party to an Employment Agreement has ceased to be an employee of the Company (other than by reason of death or disability) at or prior to the Effective Time and shall not prior to such termination become re-employed by the Company; and

                  (i) by Parent if the SEC does not accept the Merger as a pooling of interests transaction for financial accounting purposes.

                  In the event of termination of this Agreement pursuant to this
Section 9.1, this Agreement shall terminate, and there shall be no other liability on the part of the Company or Parent to the other except liability arising out of a willful breach of this Agreement or as provided for in the Confidentiality Agreement (which shall survive such termination).

         Section 9.2       TERMINATION FEE.

                  (a) In the event that a Company Termination Fee Event (as defined below) occurs, then the Company shall pay Parent a fee equal to $5,000,000 (the "Company Termination Fee") payable by wire transfer of same day funds at the applicable time set forth below. A "Company Termination Fee Event" shall mean, after a Takeover Proposal shall have been made to the Company or any of its Subsidiaries or shall have been made directly to the stockholders of the Company generally (and shall not have been withdrawn) or shall have otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal (and shall not have withdrawn such announcement or publicly announced that it will not make or pursue a Takeover Proposal), the occurrence of any one of the following:

                           (i)      a termination of this Agreement by either
party pursuant to Section 9.1(d) (provided that the basis for termination is the failure of the Company's Stockholders to approve and adopt this Agreement at a vote duly taken) followed by the entering into of a Company Acquisition within 9 months following any such termination; or

                           (ii)     a termination of this Agreement by Parent
pursuant to Section 9.1(e);

PROVIDED, HOWEVER that no Company Termination Fee Event shall be deemed to have occurred pursuant to any of the preceding clauses if, at the time of termination, Parent shall be in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and as a result the Company would be entitled to terminate this Agreement pursuant to Section 9.1(f) or there shall have occurred a Material Adverse Effect on Parent. In the event of a Company Termination Fee Event describe in clause (i) of this Section 9.2(a), the Company Termination Fee will be payable upon the consummation of the Company Acquisition described therein, and in the event of a Company Termination Fee Event described in clause (ii) of this

Section 9.2(a), the Company Termination Fee will be payable within two business days following such termination.

                  (b) Each party acknowledges that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company fails promptly to pay any Company Termination Fee when due pursuant to this Section 9.2, and, in order to obtain such payment, Parent commences a suit that results in a final and non-appealable judgment against the Company for the such Company Termination Fee, the Company shall pay to Parent its costs and expenses actually incurred (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made.

                  (c)      Notwithstanding the foregoing provisions of this
Section 9.2, in no event shall a Termination Fee or any other amount be payable by the Company upon or following any termination of this Agreement pursuant to
Section 9.1 except upon the occurrence of a Company Termination Fee Event entitling Parent to the payment of a Termination Fee hereunder.

                  (d) In addition to the foregoing, upon the occurrence of a Company Termination Fee Event the Company shall, at the time any related Termination Fee is due and payable and upon submission of one or more statements therefor, accompanied by reasonable supporting documentation, reimburse Parent for up to $1,000,000 of all out of pocket costs, fees and expenses reasonably incurred by Parent or Sub or on their behalf arising out of, in connection with, or related to this Agreement, the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, HSR Act and other filing fees, fees and expenses of printers, accountants, financial advisors, attorneys, consultants and appraisers).

         Section 9.3 AMENDMENT OR SUPPLEMENT. At any time before or after approval of this Agreement by the stockholders of the Company and prior to the Effective Time, this Agreement may be amended or supplemented in writing by the Company with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of the Company there shall be no amendment or change to the provisions hereof with respect to the Common Exchange Ratio provided herein nor any amendment or change not permitted under applicable law, without further approval by the stockholders of the Company.

         Section 9.4 EXTENSION OF TIME, WAIVER, ETC. At any time prior to the Effective Time, the Company and Parent may: (a) extend the time for the performance of any of the obligations or acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any

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

agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X
                                  MISCELLANEOUS

         Section 10.1 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All the representations and warranties made by the Company in this Agreement or in any instrument to be delivered pursuant to this Agreement shall survive until (but not beyond) the Effective Time.

         Section 10.2 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that (a)(i) the filing fee in connection with any HSR Act filing, (ii) the expenses and compensation of the Exchange Agent and
(iii) the expenses incurred in connection with the printing and mailing of the Proxy Statement/Prospectus shall be shared equally by the Company and Parent and
(b) all transfer taxes shall be paid by the Company. Prior to the signing hereof, the Company has provided Parent with information on all third-party legal, financial and accounting advisory fees and any other fees incurred. All stockholders of the Company shall bear their own expenses in connection herewith.

         Section 10.3 COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

         Section 10.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         Section 10.5 NOTICES. All notices and other communications hereunder shall be in writing (including facsimile or similar writing) and shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 10.5 and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 10.5:

                  (a)      if to Parent or Sub, to:

                           TeleTech Holdings, Inc.
                           1700 Lincoln Street, Suite 1400
                           Denver, CO 80203
                           Attention:  Chief Financial Officer
                           Telephone:  (303) 894-4000
                           Fax:  (303) 894-7321


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

                           TeleTech Holdings, Inc.
                           1700 Lincoln Street, Suite 1400
                           Denver, CO 80203
                           Attention:  General Counsel
                           Telephone:  (303) 894-4000
                           Fax:  (303) 894-7321

                  with a copy to:

                           Hogan & Hartson L.L.P.
                           1200 17th Street, Suite 1500
                           Denver, CO  80202
                           Attention:  Steven A. Cohen
                           Telephone:  (303) 899-7300
                           Facsimile:  (303) 899-7333

                  (b)      if to the Company to:

                           Newgen Results Corporation
                           12680 High Bluff Drive, Suite 300
                           San Diego, CA 92130
                           Attention:  Samuel Simkin
                           Telephone:  (858) 481-7545
                           Fax:  (858) 481-4151

                  with a copy to:

                           Cooley Godward LLP
                           4365 Executive Drive, Suite 1100
                           San Diego, CA 92121-2128
                           Attention:  M. Wainwright Fishburn Jr.
                           Telephone:  (619) 550-5000
                           Fax:  (619) 453-3555

         Section 10.6 ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         Section 10.7 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is


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so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

         Section 10.8 ENFORCEMENT OF AGREEMENT. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

         Section 10.9 MISCELLANEOUS. This Agreement, along with the Confidentiality Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and except for the provisions of Section 7.11 hereof, is not intended to and shall not confer upon any Person other than the parties hereto and the Company's stockholders any rights or remedies hereunder.

         Section 10.10 HEADINGS. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

         Section 10.11 FINDERS OR BROKERS. Except for Chase H&Q with respect to the Company, a copy of whose engagement agreement with the Company has been provided to Parent, and Morgan Stanley & Co. Incorporated with respect to Parent, a copy of whose engagement agreement with Parent has been or will be provided to the Company, neither the Company nor Parent nor any of their respective Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

                            [SIGNATURE PAGE FOLLOWS]


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

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.


                                     PARENT

                                     TELETECH HOLDINGS, INC.


                                     By: /s/ Michael E. Foss
                                        ----------------------------------------
                                        Name: Michael E. Foss
                                             -----------------------------------
                                        Title: Chief Financial Officer
                                              ----------------------------------

                                     SUB

                                     NG ACQUISITION CORP.


                                     By: /s/ Michael E. Foss
                                        ----------------------------------------
                                        Name: Michael E. Foss
                                             -----------------------------------
                                        Title: President
                                              ----------------------------------

                                     COMPANY

                                     NEWGEN RESULTS CORPORATION


                                     By: /s/ Samuel Simkin
                                         ---------------------------------------
                                         Name:  Samuel Simkin
                                              ----------------------------------
                                         Title: Senior VP, CFO
                                               ---------------------------------


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